Exhibit 6.1

SERVICE BENEFITS AGREEMENT

Between the undersigned:

The company HOLOSFIND, an anonymous company with capital of 10 079 886, whose head office is 21 rue de Ia Paix in Paris 2eme, registered in the Register Commerce and Societies of Paris under number 407 500 842, represented by its Chairman and Chief Executive Officer, Mr Sylvain BELLAICHE

Hereinafter referred to as “HOLOSFIND” or “parent company”

On the one hand,

and:

- DIGITAL SOCIAL RETAIL INC, a company incorporated under US law, with a share capital of $ 1,000, whose head office is 1209 Orange Street, Wilmington, County of New Castel, Delaware 19801, represented by its Mr. Sylvain BELLAICHE

Hereinafter referred to as “DIGITAL SOCIAL RETAIL.“or” the subsidiary company”

on the other hand,

First, it is stated that:

HOLOSFIND, the Internet and multimedia consulting and engineering company, is the majority shareholder of Digital Social Retail.

Given the close relationship between the two companies, DIGITAL SOCIAL RETAIL wishes to benefit from HOLOSFIND’s share of certain services to enable optimization and rationalization of human resources for these two structures.

The purpose of this Convention is to materialize the agreements between the HOLOSFIND and DIGITAL SOCIAL RETAIL.

This states, it is agreed and agreed as follows:

Article 1 - Purpose

1.1 The company HOLOSFIND, taking into account the structures and personnel at its disposal, will provide the following detailed administrative, accounting and commercial services to Digital Social Retail.

1.1.1. In terms of trade and communication Provision of premises and of all means of communication, Prospecting in France and Europe Provided by HOLOSFIND of the necessary personnel for the participation of Digital Social Retail at trade fairs in France and Financial Tracking Research and Development fees CTO Fees

These services will be provided according to the needs expressed by Digital Social Retail.

Within the framework of these services HOLOSFIND will carry out the advances of expenses which will be invoiced in addition to Digital Social Retail. On vouchers.

1.2 Evolution of needs

The parties acknowledge that the services listed above are not exhaustive and that the parties may agree to supplement or amend them in accordance with the evolution of the needs of Digital Social Retail.

Article 2 - Obligations and commitments of the parties

2.1 HOLOSFIND undertakes to implement all due diligence for the performance of all the services to which it is responsible.

HOLOSFIND shall be free to choose the human and material means which it intends to use to carry out these services and which it will implement in an autonomous manner.

It is expressly recognized that the obligations assumed by HOLOSFIND hereunder are only obligations of Responsibility can not be sought particularly in the event of a Gain or loss of operation.

2.2 The parties undertake to maintain existing hierarchical links with their own staff so that no confusion can be The staff is tied to each of them.

Article 3 - Remuneration

In consideration for the performance of these services, HOLOSFIND will receive from Digital Social Retail the annual sum of € 525,000 (five hundred and twenty five thousand euros excluding taxes) payable at the end of the financial year.

HOLOSFIND will issue monthly bills, which will be settled by Digital Social Retail within 45 days by clearing and the balance in cash.

The parties hereby agree that the present remuneration will be revalued on January 1 of each year and for the first time on January 1, 2016. An amendment to this contract will be issued to record this change.

Article 4 - Duration - Termination

This contract is hereby granted and accepted for a period of one year from January 1, 2016. It shall then be renewed from year to year on the anniversary date of this contract by tacit agreement unless the contract is terminated at the initiative of One of the parties two months before the expiry of the current annual period by registered letter with acknowledgment of receipt or by courier delivered with the words “good for approval” by the addressee.

Article 5 - Dependence of the parties

Since the contract is concluded between independent legal persons, the cooperation resulting from this agreement shall in no way affect the independence of the parties and shall not be intended to create a subsidiary or a joint venture between them.

This convention will preserve their independence and will not generate any link of subordination.

Article 6 - Ineligibility

This contract has been concluded and negotiated by each of the parties in consideration of the interest of the other party.

Accordingly, it may not, without the agreement of the other party, be transferred or transferred to a third party in any manner whatsoever and In particular in the form of an assignment or contribution to a company.

However, it is expressly stated that each of the parties may enter into similar or identical contracts with any other company, with no exclusive agreement being entered into between them.

Article 7 - Award of competence

The parties hereby agree to the free right.

The parties agree to settle any dispute amicably and, failing that, to give exclusive jurisdiction to the Tribunal de Commerce of Paris.

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Article 8 - Address for service

For the execution of this contract and its follow - up, the parties shall have their domicile in their respective headquarters.

Made in Paris

January 2, 2016

In two copy

La société HOLOSFIND

/s/ Sylvain Bellaiche

La societe DIGITAL SOCIAL RETAIL

/s/ Sylvain Bellaiche

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